MINE DEVELOPMENT ASSOCIATES
MINE ENGINEERING SERVICES

CONSENT OF MINE DEVELOPMENT ASSOCIATES INC.

We hereby consent to the incorporation by reference of any technical report and other analyses performed by us in our capacity as an independent consultant to Mines Management, Inc. (the "Company") which are set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 in this Registration Statement on Form S-3, any prospectuses or amendments or supplements thereto, and in any amendment to any of the foregoing. We also consent to the reference to us under the heading "Experts" in this Registration Statement and any prospectuses, amendments or supplements.

Mine Development Associates Inc.

Name: Neil Penn
Title: President

June 7, 2006

775-856-5700

210 South Rock Blvd.
Reno, Nevada 89502
FAX: 775-856-6053